I CLASS EXPENSE LIMITATION AGREEMENT

  THIS EXPENSE LIMITATION AGREEMENT (the “Agreement”), effective as of July 27, 2015, is entered into between T. Rowe Price Associates, Inc., a corporation organized and existing under the laws of the State of Maryland (the “Manager”), and each of the funds listed on Exhibit A, each of which is a corporation organized and existing under the laws of the State of Maryland or a business trust organized under the laws of the Commonwealth of Massachusetts (each a “Fund” and collectively, the “Funds”).

  WHEREAS, the Manager is an investment adviser registered with the U.S. Securities and Exchange Commission (the “SEC”) under the Investment Advisers Act of 1940, as amended;

  WHEREAS, each Fund is an open-end management investment company registered as such with the SEC under the Investment Company Act of 1940, as amended (the “1940 Act”);

  WHEREAS, each Fund’s Articles of Incorporation or Master Trust Agreement, as appropriate, authorizes the issuance of new classes of shares upon approval by the Fund’s Board of Directors/Trustees;

  WHEREAS, pursuant to each Fund’s Investment Management Agreement with the Manager (each, a “Management Agreement”), the Fund pays the Manager a management fee for investment management services and bears the costs of its operating expenses with certain exceptions; and

  WHEREAS, the Board of Directors/Trustees of each Fund listed on Exhibit A has approved issuing a separate class of shares known as the I Class and the Manager has agreed to limit the operating expenses (excluding management fees; interest; expenses related to borrowings, taxes, and brokerage; nonrecurring, extraordinary expenses; and acquired fund fees and expenses) of each Fund’s I Class to 0.05% of the Class’s average daily net assets.

  NOW, THEREFORE, the Manager and each Fund hereby agree as follows:

1. Operating Expenses Limitation

 (a) The Manager agrees to pay all of the I Class’s operating expenses excluding management fees; interest; expenses related to borrowings, taxes, and brokerage; nonrecurring, extraordinary expenses; and acquired fund fees and expenses (collectively, “I Class Operating Expenses”) or reimburse the I Class for I Class Operating Expenses to the extent such I Class Operating Expenses exceed 0.05%, on an annualized basis, of the Class’s average daily net assets for the period commencing on the inception date of each Fund’s respective I Class.

 (b) Each Fund’s management fee, and any expense limitation with respect to the total expense ratio of any other classes, shall continue to be computed in accordance with the Fund’s Management Agreement and any such class’ expense limitation agreement; provided, that in the event that the payment or reimbursement with respect to I Class Operating Expenses of a Fund pursuant to paragraph (a) above results in the payment or reimbursement of Fundwide Expenses (as such term is defined in Rule 18f-3 under the 1940 Act) that have been allocated to the I Class, the Manager shall also pay or reimburse such Fundwide Expenses that have been allocated to the other classes of the Fund.

2. Amendment and Termination of Agreement

 This Agreement will continue with respect to each Fund until the termination date set forth in Exhibit A (the “Initial Termination Date”). Thereafter, this Agreement may continue with respect to a Fund for such period of time beyond the Initial Termination Date and for such limit on I Class Operating Expenses as the Manager may agree, provided that the Board of Directors/Trustees of the Fund, including a majority of the directors/trustees who are not interested persons of the Fund or the Manager, approves such continuation and new I Class Operating Expenses expense limitation with respect to the Fund. This Agreement may be terminated at any time beyond the Initial Termination Date with respect to a Fund with approval by the Fund’s Board of Directors/Trustees, including a majority of the directors/trustees who are not interested persons of the Fund or the Manager. This Agreement will terminate automatically with respect to a Fund upon termination of its Management Agreement. Amendment or termination of this Agreement does not require approval by shareholders of the Fund or its I Class of shares.

3. Reimbursement of Expenses

 (b) Any I Class Operating Expenses paid by the Manager pursuant to this Agreement are subject to reimbursement to the Manager by the Fund or Class whenever a Fund’s I Class Operating Expenses are below 0.05%. However, no reimbursement will be made more than three years after the payment of I Class Operating Expenses by the Manager or if such reimbursement would result in the I Class Operating Expenses exceeding 0.05%.

4. Separate Agreement

This Agreement shall be deemed to constitute a separate agreement between the Manager and each Fund.

 IN WITNESS WHEREOF, the parties hereto have executed this Agreement, as of date stated in the preamble.

T. ROWE PRICE ASSOCIATES, INC.	EACH FUND LISTED ON EXHIBIT A
/s/Darrell N. Braman By:___________________________________ Darrell N. Braman Vice President	/s/David Oestreicher By:___________________________________ David Oestreicher Vice President

EXHIBIT A

Fund	Termination Date
T. Rowe Price Balanced Fund	April 30, 2018
T. Rowe Price Blue Chip Growth Fund	April 30, 2018
T. Rowe Price Capital Appreciation Fund	April 30, 2018
T. Rowe Price Corporate Income Fund	September 30, 2018
T. Rowe Price Dividend Growth Fund	April 30, 2018
T. Rowe Price Emerging Markets Bond Fund	April 30, 2018
T. Rowe Price Emerging Markets Corporate Bond Fund	April 30, 2018
T. Rowe Price Emerging Markets Local Currency Bond Fund	April 30, 2018
T. Rowe Price Emerging Markets Stock Fund	February 28, 2018
T. Rowe Price Equity Income Fund	April 30, 2018
T. Rowe Price Equity Index 500 Fund	April 30, 2018
T. Rowe Price Global Allocation Fund	February 28, 2018
T. Rowe Price Global High Income Fund	April 30, 2018
T. Rowe Price Global Multi-Sector Bond Fund	September 30, 2018
T. Rowe Price Global Unconstrained Bond Fund	April 30, 2018
T. Rowe Price Growth Stock Fund	April 30, 2018
T. Rowe Price Health Sciences Fund	April 30, 2018
T. Rowe Price High Yield Fund	September 30, 2017
T. Rowe Price Inflation Protected Bond Fund	September 30, 2018
T. Rowe Price International Bond Fund	April 30, 2018
T. Rowe Price International Discovery Fund	February 28, 2018
T. Rowe Price International Growth & Income Fund	February 28, 2018
T. Rowe Price International Stock Fund	February 28, 2018
T. Rowe Price Media & Telecommunications Fund	April 30, 2018
T. Rowe Price Mid-Cap Growth Fund	April 30, 2018
T. Rowe Price Mid-Cap Value Fund	April 30, 2018
T. Rowe Price New America Growth Fund	April 30, 2018

Fund	Termination Date
T. Rowe Price New Asia Fund	February 28, 2018
T. Rowe Price New Income Fund	September 30, 2017
T. Rowe Price New Era Fund	April 30, 2018
T. Rowe Price New Horizons Fund	April 30, 2018
T. Rowe Price Overseas Stock Fund	February 28, 2018
T. Rowe Price Personal Strategy Balanced Fund	September 30, 2018
T. Rowe Price Personal Strategy Growth Fund	September 30, 2018
T. Rowe Price Personal Strategy Income Fund	September 30, 2018
T. Rowe Price Real Assets Fund	April 30, 2018
T. Rowe Price Real Estate Fund	April 30, 2018
T. Rowe Price Science & Technology Fund	April 30, 2018
T. Rowe Price Short-Term Bond Fund	September 30, 2018
T. Rowe Price Small-Cap Stock Fund	April 30, 2018
T. Rowe Price Small-Cap Value Fund	April 30, 2018
T. Rowe Price Value Fund	April 30, 2018